DUNCAN, BLUM & ASSOCIATES
                                ATTORNEYS AT LAW
                             cduncan@sprintmail.com

Carl N. Duncan                                                     David E. Blum
5718 Tanglewood Drive                                  1863 Kalorama Road,  N.W.
Bethesda, Maryland 20817                                  Washington, D.C. 20009
(301) 263-0200                                                    (202) 232-6220
(301) 263-0300 (Fax)                                        (202) 232-7891 (Fax)

                                 August 28, 2000

                                                                     EXHIBIT 5.1

SD Products, Inc.
2958 Braithwood Court
Atlanta, Georgia 30345

Re: SD Products Corp. Registration Statement on Form SB-1 Relating to the Offer and Sale of 1,800,000 Shares of Common Stock

Ladies and Gentlemen:

      Since March 1, 2000, this firm has acted as securities counsel for SD Products Corp. (the "Company"), a Florida corporation organized under the Florida General Corporate Law, in connection with the registration under the Securities Act of 1933, as amended, of up to 1,800,000 shares of common stock as defined below (the "Shares") in the Company, having a maximum aggregate offering price of up to $1,000,000, pursuant to the referenced Registration Statement. Up to 800,000 of such Shares ($800,000) may be sold by enumerated selling shareholders.

      You have requested our opinion regarding the legality of the Shares registered pursuant to the Registration Statement on Form SB-1 (the "Registration Statement"). We have examined originals or copies, certified to our satisfaction, of such records, agreements and other instruments of the Company, certificates or public officials, certificates of the officers or other representatives of the Company, and other documents, as we have deemed necessary as a basis for the opinions hereinafter set forth. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon written factual representations of officers and directors, including (but not limited to) statements contained in the Registration Statement.

      Our opinions, insofar as they address issues of Florida law, are based solely upon our review of (i) the records of the Company; (ii) the Florida General Corporate Law; and (iii) a certified copy of the Company's October 20, 1997 Articles of Incorporation and April 30, 1999 Certificate of Amendment thereto. We do not express our opinion herein concerning any law other than the laws of Florida and the United States.

      We have assumed the genuineness of all signatures on documents reviewed by or presented to us, the legal capacity of natural persons, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

      Based upon the foregoing, we are of the opinion that:

1. The Company is a duly organized, validly existing corporation under the laws of the State of Florida.

2. The Shares of the Company to be offered pursuant to the Prospectus forming a part of the Registration Statement are validly authorized and, when sold, will be validly issued, fully paid and non-assessable under the law of Florida.

      We hereby consent to the reference to our firm in the "Legal Matters" section of the Prospectus and to the inclusion of this opinion as an Exhibit to the Registration Statement.


                                    DUNCAN, BLUM & ASSOCIATES



                                    By: /s/ Carl N. Duncan
                                       -----------------------------------------
                                       Carl N. Duncan, Managing Partner